Exhibit 99.10

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, DC 20429

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2006

MAYFLOWER CO-OPERATIVE BANK

(Exact Name of Bank as Specified in Charter)

Massachusetts

(State or Other Jurisdiction of Incorporation or Organization)

I.R.S. Employer Identification No. 04-1618600

FDIC Certificate No. 26553

30 South Main Street, Middleboro, Massachusetts 02346

(Address of Principal Executive Offices)

Bank’s Telephone Number

(508) 947-4343

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On August 18, 2006, Mayflower Co-operative Bank (the “Bank”) issued a press release announcing its unaudited financial results for the fiscal quarter ended July 31, 2006. For more information, reference is made to the Bank’s press release dated August 18, 2006, a copy of which is attached to this Report as Exhibit 99.1 and is furnished herewith.

Item 8.01 Other Events

On August 21, 2006, the Bank issued a press release announcing that it had entered into an agreement to acquire a site in Plymouth, Massachusetts on which the Bank intends to construct a new retail branch facility. For more information, reference is made to the Bank’s press release dated August 21, 2006, a copy of which is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	The following exhibits are filed herewith:

Exhibit 99.1	Press Release dated August 18, 2006

Exhibit 99.1	Press Release dated August 21, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MAYFLOWER CO-OPERATIVE BANK

Date: August 21, 2006	By:	/s/ Edward M. Pratt
Edward M. Pratt
President and Chief Executive Officer

NEWS RELEASE

For Release: Immediate	Contact: Maria Vafiades (508) 947-4343

MAYFLOWER BANK REPORTS FIRST QUARTER EARNINGS;

DECLARES FIRST QUARTER CASH DIVIDEND

(Middleboro, MA), August 18, 2006 — Mayflower Co-operative Bank (NASDAQ National Market: MFLR) today reported net income of $300,000 or $.14 per share for its first quarter ended July 31, 2006 as compared to earnings of $485,000 or $.23 per share for the same quarter last year. Diluted earnings per share for the first quarter were $.14 compared to $.23 for the first quarter of last year.

Net interest income for the quarter decreased by $108,000 or 5.5% as the Bank continued to be impacted by the flat yield curve, which has resulted in funding costs rising more rapidly than asset yields. Additionally, depositor preference for short-term certificates of deposit, rather than savings and money market accounts, has further increased the Bank’s cost of funds and has resulted in certificates of deposit comprising a greater percentage of total deposits. Average interest earning assets climbed from $226.1 million at July 31, 2005 to $233.0 million at July 31, 2006, and average interest bearing liabilities grew from $218.4 million at July 31, 2005 to $224.2 million at July 31, 2006. Gains from the sale of residential mortgages were $24,000, as compared to $122,000 for the quarter ended July 31, 2005. Additionally, customer service fees increased by $30,000 as a result of increases in returned check and surcharge income. Loan origination and other loan fees increased by $14,000 due to decreased prepayment speeds resulting in slower amortization of the mortgage servicing asset, while other income increased by $5,000.

Total operating expenses increased from $1.5 million for the quarter ended July 31, 2005 to $1.7 million for the quarter ended July 31, 2006, an increase of $161,000 or 10.7%. This increase was primarily attributable to salary and benefit expense, which increased by $79,000 for the quarter ended July 31, 2006 as compared to the prior year quarter, primarily as a function of certain additions to staff to support strategic initiatives and increases in benefit costs bank wide. Other expenses increased by $97,000 due in part to legal and consulting expenses incurred in connection with the proposed holding company reorganization.

Since the end of the April 30, 2006 fiscal year, total assets of the Bank grew by $124,000 to $245.7 million as of July 31, 2006. Total premises and equipment increased by $1.2 million, primarily due to the land acquisition in West Wareham, Massachusetts for a new branch facility, and net loans receivable grew by $931,000 to $140.2 million at July 31, 2006. Investment securities decreased by $1.2 million as a result of scheduled amortizations, with those funds used to fund loan demand and other Bank operations.

Total deposits decreased to $198.9 million, a drop of $1.6 million since the conclusion of the prior fiscal year on April 30, 2006. This decrease was primarily due to decreases in savings and money market accounts of $3.8 million and $1.3 million, respectively, offset by an increase in certificate of deposit balances of $3.8 million. The reduction in deposits has resulted in an increased use of borrowed funds, which grew by $1.4 million during the period.

Total stockholders’ equity was $18.9 million at July 31, 2006 or 7.67% of total assets. This compares to stockholders’ equity of $18.6 million or 7.57% of total assets at April 30, 2006. The increase in total equity was due to net income of $300,000 for the quarter ended July 31, 2006, augmented by $110,000 as the result of the exercise of certain employee stock options. Additionally, stockholders’ equity increased due to a decrease in the unrealized loss on Bank securities classified as available-for-sale, from a net unrealized loss of $887,000 at April 30, 2006 to a net unrealized loss of $830,000 at July 31, 2006. These increases were offset by the payment of dividends totaling $.10 per share or $208,000.

In conjunction with these announcements, Edward M. Pratt, President and Chief Executive Officer of the Bank also reported that the Bank’s Board of Directors has declared a quarterly cash dividend of $.10 per share to be payable on September 12, 2006, to shareholders of record as of September 5, 2006.

Mr. Pratt continued, “The combination of a difficult interest rate environment and a significantly slower real estate market negatively impacted our results in the first quarter. We remain optimistic that our performance will improve during the second half of our fiscal year as the economy settles and the impact of our retail branching initiatives bear fruit. We continue to believe that the investment in our retail network and the financial strength of the Bank will enhance shareholders’ investments in Mayflower.”

Mayflower Co-operative Bank is a Massachusetts State Chartered Cooperative Bank specializing in residential and commercial lending and traditional banking and deposit services. The Bank currently serves southeastern Massachusetts from its Main Office in Middleboro and maintains additional full-service offices in Bridgewater, Wareham, Rochester, Plymouth and Lakeville, Massachusetts. All of the Bank’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) and by the Share Insurance Fund (SIF) of Massachusetts.

(See accompanying Selected Consolidated Financial Information)

This earnings report may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Bank’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Bank’s operations, pricing, products and services.

2

Mayflower Co-operative Bank and Subsidiaries

Selected Consolidated Financial Information

(Dollars in thousands, except per share information)

	July 31, 2006	April 30, 2006
Total assets	$245,727	$245,603
Loans receivable, net	140,161	139,230
Federal funds sold	33	453
Investment securities:
Held for investment	38,938	39,996
Available for sale, net	48,221	48,335
Deposits	198,947	200,534
Borrowed funds	26,599	25,197
Stockholders’ equity	18,851	18,592

Equity to assets ratio	7.67%	7.57%
Book value per share	$9.01	$8.96

	Three months ended July 31,
	2006	2005
Statement of operations
Interest and dividend income	$3,344	$3,015
Interest expense	1,487	1,050

Net interest income	1,857	1,965

Provision for loan losses	(30)	(30)
Gain on sales of loans	24	122
Other non interest income	279	230
Operating expenses	(1,665)	(1,504)

Income before income taxes	465	783
Income taxes	165	298

Net income	$300	$485

Earnings per share - basic	$0.14	$0.23

Earnings per share - diluted	$0.14	$0.23

Dividends per share	$0.10	$0.10

Weighted average shares outstanding	2,081,028	2,071,932

Annualized return on average assets	0.49%	0.81%

Annualized return on average equity	6.49%	10.47%

Net interest spread	3.09%	3.41%

Net interest margin	3.19%	3.48%

3

Mayflower Co-operative Bank and Subsidiaries

Analysis of Loans Past Due

(Dollars in thousands)

	July 31, 2006	April 30, 2006	July 31, 2005
Loans past due over 90 days:

Residential mortgages	$—	$—	$—

Commercial and construction mortgages	—	—	—

Commercial time and demand loans	—	—	—

Consumer and other loans	—	—	—

	$—	$—	$—

Loans past due over 90 days as a percentage of:

Net loans receivable	—	—	—

Total assets	—	—	—

Non-performing assets

**Non-accrual loans	$—	$—	$—

Non-accrual investments (book value)	—	—	—
Real estate acquired by foreclosure	—	—	—

	$—	$—	$—

Non-performing assets as a percentage of:

Total assets	—	—	—

Allowance for loan losses	$1,730	$1,704	$1,638

Allowance as a percentage of net loans	1.23%	1.22%	1.27%

**	includes loans which are contractually past due 90 days or more and/or loans less than 90 days past due on which the Bank has ceased accruing interest

4

NEWS RELEASE

For Release: Immediate	For More Information Contact: Edward M. Pratt (508)947-4343

MAYFLOWER BANK ANNOUNCES PLYMOUTH EXPANSION PLANS

(Middleboro, MA), August 21, 2006 – (NASDAQ-MFLR) Mayflower Bank announced today that it has entered into an agreement to acquire a site in Plymouth, Massachusetts on which the Bank hopes to construct a new retail branch facility.

This Agreement, which is for a property located on Obery Street in Plymouth, Massachusetts, calls for the Bank to take title to the site in late spring of 2007 and is contingent upon the performance of satisfactory due diligence, receipt of appropriate municipal permits and authorizations, and regulatory approval.

Bank President and CEO Edward M. Pratt commented that “The Bank is very pleased to announce the execution of this Purchase and Sale Agreement for a proposed branch site on Obery Street in Plymouth. Mayflower has maintained a very successful branch for over thirty years in the downtown section of Plymouth, and we are enthusiastic about the opportunity to expand our branch network in this area. The Obery Street location represents an area in which the Bank has not heavily penetrated and is in a location which includes a growing commercial and service presence. Subject to matters of due diligence and receipt of all municipal and regulatory approvals, we would hope to commence construction on this branch shortly after taking title to the site in the spring of 2007.”

Noting that the site of the proposed branch is opposite the new Plymouth County Registry of Deeds and the site of the under-construction Plymouth District Court, the Bank indicated that design plans for this new branch are as yet uncertain. The Bank will hope to gain approval for a multi-tenant building which would include approximately 2,000 square feet for a bank branch incorporating multiple drive-up facilities and ATM capabilities for Bank customers.

Mayflower Bank is a Massachusetts-chartered cooperative bank specializing in residential and commercial lending and traditional banking and deposit services. The Bank currently serves Southeastern Massachusetts from its main office in Middleboro, Massachusetts and five other full-service branches located in Plymouth County. The Bank currently maintains offices in Bridgewater, Wareham, Rochester, Plymouth, and Lakeville, and commenced construction on its newest branch office in West Wareham in the Summer of 2006.

Total assets of Mayflower Co-operative Bank as of July 31, 2006 were $245.7 million and stockholders equity was $18.9 million. All of the Bank’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) and by the Share Insurance Fund (SIF) of Massachusetts.

This press release may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Bank’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Bank’s operations, pricing, products and services.